Exhibit 4.8

THE ELECTRICITY ACT 1989

Section 11A

Modification of standard condition 4C of all the electricity distribution licences granted or treated as granted under sections 6(1)(c) of the Electricity Act 1989

I.	Pursuant to section llA(3) of the Electricity Act 1989 ("the Act") the Gas and Electricity Markets Authority ("the Authority") gave notice on 27 September 2005 that it proposed to modify standard condition 4C (Non-Discrimination in the Provision of Use of System and Connection to the System) ("SLC 4C") of the electricity distribution licence granted or treated as granted to electricity distributors ("the Licensees") pursuant to section 6(l)(c) of the Act.

2.	The Authority gave notice to the Secretary of State of its intention to make the modification and did not receive a direction not to make that modification.

3.	Objections or representations to the modification were required to be made on or before 26 October 2005.

4.	The Authority did not receive any objections relating to the proposed modification. Three Licensees made a representation suggesting that changes be made to paragraph 3 of SLC 4C to incorporate a requirement on the Authority to consult on the initial format of the reporting requirement and for consent to be given by the Licensees to the Authority (such consent not be unreasonably withheld) for any amendment made to that requirement thereafter. Four other Licensees supported that suggestion. Another two Licensees made a representation suggesting that the Authority consult the Licensees on the initial format of the reporting requirement and any subsequent amendment. Two licensees made a representation that the requirement in paragraph 2 of SLC 4C not to discriminate should be limited to where this would have an effect on competition. All the representations made by the Licensees are available on the Ofgem website at www.ofgem.gov.uk.

5.	The Authority gave full consideration to all of the representations. Paragraphs 3 and 4 in the attached schedule have been amended to address the concerns of the Licensees regarding amendments to the information requirement. The Authority retains the power to request the information in the required format on a yearly basis and at such other time (in the required format) as it considers necessary. The Authority does not consider that a requirement to consult on the initial format would add any value as such consultation has already occurred. Paragraph 2 has been amended slightly in response to the comment to reflect the Authority's intention that the licensee shall not discriminate in the level of provision delivered, rather than the means of providing the service.

5.	Pursuant to section 49A of the Act the reasons for modifying SLC 4C is to implement changes to better facilitate the effective development of competition in electricity connections by ensuring that point of connection information and all other non-contestable connections services provided by the Licensees are provided on a non-discriminatory basis. Further detail on the proposed effect of this modification can be found in the document published on 2 March 2005 entitled – The provision of non-contestable connections services by DNOs: Amending licence condition 4C of the Electricity Distribution Licence. A copy of the document is available (free of charge) from the Ofgem library, 9 Millbank, London SW1P 3GE (020 7901 7003) or the Ofgem website.

Now therefore:

In accordance with the powers contained in section 11A of the Act, the Authority hereby modifies SLC 4C in the manner specified in the attached schedule with effect on and from 1 December 2005.

The Official Seal of the Gas and Electricity Markets Authority here affixed is authenticated by the signature of:

/s/ Martin Crouch Martin Crouch Duly authorised on behalf of the Authority 23 November 2005

Schedule

Standard Condition 4C. Non-Discrimination in the Provision of Use of System and Connection to the System

1.	The licensee shall not discriminate between any persons or class or classes of persons:

	(a)	in providing use of system;

	(b)	in carrying out works for the purpose of connection to the licensee's distribution system; or

	(c)	in providing for a modification to or the retention of an existing connection to that system.

2.	The licensee, in the provision of non-contestable connection services and information relating thereto, shall not discriminate between:

	(a)	any business of the licensee comprising the provision of connections to the licensee's distribution system;

	(b)	any business of any affiliate or related undertaking of the licensee comprising such provision; and

	(c)	any business of any other person comprising such provision.

3.	The licensee shall provide information to the Authority regarding compliance with paragraph 2 in a format determined by the Authority which may be amended from time to time, following consultation with the licensee.

4.	The information in the format determined pursuant to paragraph 3 shall be provided:

(a) every year on or before such date as may be specified by the Authority, following consultation with the licensee; and

(b) on any other such date as may be requested by the Authority.

5.	Without prejudice to paragraph 1, and subject to the provisions of standard condition 4A (Charges for Use of System), the licensee shall not make charges for providing use of system to any person or class or classes of persons which differ from the charges for such provision to any other person or any other class or classes of persons, except insofar as such differences reasonably reflect differences in the costs associated with such provision.

6.	In setting its charges for connection or use of system, and in the provision of non-contestable connection services and information relating thereto, the licensee shall not restrict, distort, or prevent competition in the generation, transmission, distribution, or supply of electricity.

7.	In this condition:

	"non-contestable connection services"	means those services which, in accordance with the statement prepared by the licensee pursuant to standard condition 4B (Connection Charging Methodology), cannot be provided by a person other than the licensee.

	"information relating thereto"	means such information about those services as is necessary to facilitate the purpose for which the information is required by the person requesting it.